Exhibit 99.1

                    Barnes & Noble Reports Preliminary Third
         Quarter Financial Results: Achieves Earnings per Share Guidance

                           Declares Quarterly Dividend



     NEW YORK--(BUSINESS WIRE)--Nov. 16, 2006--Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today reported preliminary financial results for the third quarter ended October 28, 2006. The company also announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share for stockholders of record at the close of business on December 8, 2006, payable on December 29, 2006.

     Sales for the third quarter increased 3% to $1.1 billion. Barnes & Noble store sales increased 4% to $972.1 million, with comparable store sales increasing 2.0% for the quarter. B. Dalton sales were $20.5 million for the quarter, a 28% decrease due to store closings and a 5.0% comparable store sales decline. Barnes & Noble.com sales were $95.8 million for the quarter, a 0.5% comparable sales decline compared to the prior year period.

     Bestselling titles during the quarter included Dianne Setterfield's "The Thirteenth Tale," Mitch Album's "For One More Day," Barack Obama's "The Audacity of Hope," Lemony Snicket's "The End" and John Grisham's "The Innocent Man."

     Third quarter preliminary net losses were $2.8 million or $0.04 per share, in-line with company guidance of a loss of $0.04 to $0.08 per share. Third quarter results include a $0.03 per share impact due to stock compensation expense as the company has adopted Statement of Financial Accounting Standards No. 123(R) (As Amended), "Share-Based Payment" (SFAS 123(R)), and began expensing stock options at the beginning of fiscal year 2006.

     As discussed below in more detail, the company will not be in a position to finalize its financial results and the related financial statements until the special committee of its Board of Directors has completed its internal review of the company's historical option grant practices with the assistance of independent legal counsel, and the company is able to determine what, if any, impact the results of that investigation will have on its financial statements.

     GUIDANCE

     For the fourth  quarter,  the  company  expects  comparable  store sales at
Barnes & Noble stores to range from flat to an increase in the low single-digits. Based on year-to-date results and current trends, the company now expects full year comparable store sales to range from flat to a slight increase over last year.

     Barnes & Noble, Inc.'s fourth quarter earnings per share is expected to be in a range of $1.86 to $1.96. The company continues to expect full year earnings per share to be in a range of $2.20 to $2.30. Incorporated in the company's fourth quarter and full year guidance are stock compensation expenses of $0.03 per share and a $0.14 per share, respectively, due to the adoption of SFAS 123(R) noted above.

     As of October 28, 2006, the company operated 692 Barnes & Noble stores and 109 B. Dalton stores. During the third quarter, 11 Barnes & Noble stores were opened and six were closed. Three B. Dalton stores were closed during the quarter.

     REVIEW OF STOCK OPTION PRACTICES

     As previously announced, a special committee of Barnes & Noble's Board of Directors is conducting an internal review of the company's historical stock option grant practices. The committee, which has retained independent legal counsel, is working to complete its review of the company's historical stock option grant practices in a timely manner.

     At this time, the committee and independent legal counsel have not finished their work and have not reached any conclusions. Accordingly, the company has not yet determined whether it will be required to record additional non-cash stock based compensation expense related to stock option grants, and the preliminary results, related financial statements and guidance set forth above do not include any such additional charges and are subject to adjustment based on the results of the internal review.

     Given these circumstances, the company will not be in a position to file its Quarterly Report on Form 10-Q for the quarter ended October 28, 2006 in a timely manner. The company plans to become current in its periodic reports required under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the committee's review. Additionally, the company will not purchase shares under its stock repurchase program until it completes all required filings.

     A conference call with Barnes & Noble, Inc.'s senior management will be webcast beginning at 11:00 A.M. ET on Thursday, November 16, 2006, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.earnings.com for one year.

     Barnes & Noble, Inc. will report holiday sales on or about January 4, 2007.

     ABOUT BARNES & NOBLE, INC.

     Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller and a Fortune 500 company, operates 801 bookstores in 50 states. For the fifth year in a row, the company is the nation's top retail brand for quality, according to the EquiTrend(R) Brand Study by Harris Interactive(R). Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites and the number one online bookseller for quality among e-commerce companies, according to the latest EquiTrend survey.

     General  information  on  Barnes  & Noble,  Inc.  can be  obtained  via the
Internet     by    visiting     the     company's     corporate     Web    site:
http://www.barnesandnobleinc.com.

     SAFE HARBOR

     This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the results of the internal review of the company's stock option practices and the related inquiries by the Securities and Exchange Commission and the U.S. Department of Justice and related stockholder derivative lawsuits, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, the successful integration of the company's new New Jersey distribution center, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.


                      BARNES & NOBLE, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                      (In thousands, except per share data)

---------------------------------------------- -----------------------
                           13 weeks ended          39 weeks ended
                       ----------------------- -----------------------
                       October 28, October 29, October 28, October 29,
                           2006        2005        2006        2005
                       ----------------------- -----------------------

Sales                  $1,111,958   1,081,785   3,382,852   3,349,755
Cost of sales and
 occupancy                780,933     761,808   2,363,555   2,359,117
                       ----------- ----------- ----------- -----------
   Gross profit           331,025     319,977   1,019,297     990,638
                       ----------- ----------- ----------- -----------
Selling and
 administrative
 expenses                 290,391     272,280     850,212     813,721
Depreciation and
 amortization              41,694      43,892     123,466     130,401
Pre-opening expenses        4,501       4,161      10,486       9,270
                       ----------- ----------- ----------- -----------
   Operating profit
    (loss)                 (5,561)       (356)     35,133      37,246
Interest expense, net        (894)       (917)       (108)     (1,911)
                       ----------- ----------- ----------- -----------
    Income (loss)
     before taxes and
     minority interest     (6,455)     (1,273)     35,025      35,335
Income taxes               (2,630)       (519)     14,273      14,399
                       ----------- ----------- ----------- -----------
    Income (loss)
     before minority
     interest              (3,825)       (754)     20,752      20,936
Minority interest           1,053       1,081       3,043       2,764
                       ----------- ----------- ----------- -----------
     Net income (loss)    $(2,772)        327      23,795      23,700
                       =========== =========== =========== ===========

Income (loss) per
 common share:
     Basic                 $(0.04)       0.00        0.36        0.35
     Diluted               $(0.04)       0.00        0.34        0.33


Weighted average
 common shares
 outstanding
     Basic                 64,947      66,819      65,254      68,288
     Diluted               64,947      71,257      69,244      72,915


Percentage of sales:
Sales                       100.0%      100.0%      100.0%      100.0%
Cost of sales and
 occupancy                   70.2%       70.4%       69.9%       70.4%
                       ----------- ----------- ----------- -----------
   Gross profit              29.8%       29.6%       30.1%       29.6%
                       ----------- ----------- ----------- -----------
Selling and
 administrative
 expenses                    26.1%       25.2%       25.1%       24.3%
Depreciation and
 amortization                 3.7%        4.1%        3.6%        3.9%
Pre-opening expenses          0.4%        0.4%        0.3%        0.3%
                       ----------- ----------- ----------- -----------
   Operating profit
    (loss)                   -0.5%        0.0%        1.0%        1.1%
Interest expense, net        -0.1%       -0.1%        0.0%       -0.1%
                       ----------- ----------- ----------- -----------
    Income (loss)
     before taxes and
     minority interest       -0.6%       -0.1%        1.0%        1.1%
Income taxes                 -0.2%        0.0%        0.4%        0.4%
                       ----------- ----------- ----------- -----------
    Income (loss)
     before minority
     interest                -0.3%       -0.1%        0.6%        0.6%
Minority interest             0.1%        0.1%        0.1%        0.1%
                       ----------- ----------- ----------- -----------
     Net income (loss)       -0.2%        0.0%        0.7%        0.7%
                       =========== =========== =========== ===========



                      BARNES & NOBLE, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                      (In thousands, except per share data)

----------------------------------------------------------------------
                                   October 28, October 29, January 28,
                                       2006        2005        2006
                                   ----------- ----------- -----------

              ASSETS
Current assets:
   Cash and cash equivalents          $19,888      23,038     372,586
   Receivables, net                   129,053     115,823      99,117
   Merchandise inventories          1,639,013   1,563,502   1,313,997
   Prepaid expenses and other
    current assets                     80,363     126,714      74,476
                                   ----------- ----------- -----------
        Total current assets        1,868,317   1,829,077   1,860,176
                                   ----------- ----------- -----------

Property and equipment:
   Land and land improvements           3,247       3,247       3,247
   Buildings and leasehold
    improvements                      982,849     993,536     984,535
   Fixtures and equipment           1,284,023   1,143,168   1,174,973
                                   ----------- ----------- -----------
                                    2,270,119   2,139,951   2,162,755
   Less accumulated depreciation
    and amortization                1,464,750   1,331,551   1,356,379
                                   ----------- ----------- -----------
      Net property and equipment      805,369     808,400     806,376
                                   ----------- ----------- -----------

Goodwill                              260,637     264,826     263,731
Intangible assets, net                 91,814      94,548      93,834
Deferred taxes                        115,400     124,603     114,046
Other noncurrent assets                11,943      24,072      25,969
                                   ----------- ----------- -----------
   Total assets                    $3,153,480   3,145,526   3,164,132
                                   =========== =========== ===========

  LIABILITIES AND SHAREHOLDERS'
              EQUITY
Current liabilities:
   Accounts payable                $1,016,564   1,009,006     828,852
   Accrued liabilities                530,453     536,191     683,816
                                   ----------- ----------- -----------
      Total current liabilities     1,547,017   1,545,197   1,512,668
                                   ----------- ----------- -----------

Long-term debt                         34,100      62,000           -
Deferred taxes                        158,035     193,743     158,035
Other long-term liabilities           374,035     369,038     367,531

Minority interest                       5,829       5,349      10,057

Shareholders' equity:
   Common stock; $.001 par value;
    300,000 shares authorized;
    84,528, 81,659 and 83,370
    shares issued, respectively            85          82          83
   Additional paid-in capital       1,134,306   1,045,852   1,091,018
   Accumulated other comprehensive
    loss                               (8,713)    (10,271)     (9,085)
   Retained earnings                  506,474     399,553     512,594
   Treasury stock, at cost,
    19,520, 16,315 and 16,690
    shares, respectively             (597,688)   (465,017)   (478,769)
                                   ----------- ----------- -----------
      Total shareholders' equity    1,034,464     970,199   1,115,841
                                   ----------- ----------- -----------
Commitments and contingencies               -           -           -
                                   ----------- ----------- -----------
   Total liabilities and
    shareholders' equity           $3,153,480   3,145,526   3,164,132
                                   =========== =========== ===========

    CONTACT: Barnes & Noble, Inc.
             Media:
             Mary Ellen Keating, 212-633-3323
             Senior Vice President
             Corporate Communications
             or
             Investor:
             Joseph J. Lombardi, 212-633-3215
             Chief Financial Officer